EXHIBIT 10.11

Prudential Financial, Inc. Non-Employee Director Compensation Summary

(As adopted on March 8, 2005, effective April 1, 2005)

•	Upon becoming a director, each non-employee director (a “Director”) receives a one-time grant of $100,000 in Prudential Financial stock units that are deferred until retirement from the Board.

•	Each Director receives an annual retainer of $160,000, of which 50% is automatically deferred in units of Prudential Financial stock payable upon retirement under The Prudential Deferred Compensation Plan for Non-Employee Directors. The remaining 50% may be deferred at the Director’s option.

•	All Committee Chairpersons receive an additional $10,000 retainer.

•	Audit Committee members receive an annual committee retainer of $15,000.

•	Members of the Finance, Investment, Compensation and Corporate Governance and Business Ethics Committees receive an annual committee retainer of $5,000.

•	There are no meeting fees, other than fees for attending meetings of the Community Resources Committee (which generally meets on a day separate from Board meetings). Members of this committee receive $1,250 per meeting.